UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 4, 2003

Nabi Biopharmaceuticals

(Exact name of registrant as specified in its charter)

Delaware	000-04829	59-1212264

State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification No.

5800 Park of Commerce Boulevard N.W., Boca Raton, FL 33487
(Address of principal executive offices) (Zip code)

(561) 989-5800
(Registrant’s telephone number, including area code)

Nabi Biopharmaceuticals

Item 2. Acquisition or Disposition of Assets.

On August 4, 2003, we acquired the worldwide rights to PhosLo® (Calcium Acetate), which is currently approved for the control of elevated phosphate levels (hyperphosphatemia) in patients with end-stage kidney (renal) failure, from Braintree Laboratories, Inc. (“Braintree”). Under the terms of the acquisition, we purchased patent rights, trade secrets, the PhosLo trademarks, regulatory approvals and licenses, certain customer and regulatory data and finished product inventory in exchange for the payment of $60.3 million in cash and the issuance of 1.5 million shares of our common stock on August 4, 2003 and our agreement to pay $30.0 million over the period ending March 1, 2007. The cash payment was made from our current cash resources and the net proceeds from a private placement of 5.6 million shares of our common stock in July 2003. The purchase price we paid was the result of arm’s-length bargaining between Braintree and us. There was no material relationship between Braintree and us or, to our knowledge, between Braintree and any of our affiliates, any of our directors or officers, or any associate of any such director or officer. For additional information concerning the acquisition, see Item 5 of our Current Report on Form 8-K dated June 23, 2003.

Item 5. Other Events.

The following description of our capital stock is being filed to update the description of our capital stock to be incorporated by reference into registration statements filed under the Securities Act of 1933, as amended.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 75,000,000 shares of common stock, par value $.10 per share, of which 46,052,603 shares were outstanding as of August 11, 2003, and 5,000,000 shares of preferred stock, par value $.10 per share, none of which are outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share held of record and is entitled to dividends as declared from time to time by the Board of Directors out of assets legally available therefor. Outstanding shares of common stock are not subject to redemption and are non-assessable. Upon any liquidation of Nabi Biopharmaceuticals, the owners of the common stock are entitled to receive on a pro-rata basis all assets then legally available for distribution after satisfaction of any liquidation preference to which holders of outstanding shares of preferred stock may be entitled. The holders of the common stock do not have any conversion, cumulative voting, subscription or preemptive rights.

Preferred Stock

Of the 5,000,000 shares of preferred stock which are authorized, 1,538,462 shares have been designated “Series A Convertible Preferred Stock” with certain conversion rights, liquidation preferences and voting rights. So long as at least 769,231 shares of the Series A Convertible

Preferred Stock are outstanding, the holders thereof are entitled to elect a majority of our Board of Directors. The remaining authorized shares of preferred stock may be issued from time to time in one or more series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be fixed by the Board of Directors. The Board of Directors, without obtaining shareholder approval, could issue the preferred stock with voting and/or conversion rights and thereby dilute the voting power and equity of the holders of common stock and adversely affect the market price of such stock. We have no present plans to issue any shares of preferred stock.

Shareholders Rights Plan

Effective July 1997, our Board of Directors adopted a shareholders rights plan under which a dividend of one preferred share purchase right (a “Right”) was distributed for each outstanding share of common stock. Each Right entitles the holder to purchase one one-hundredth of a share of Series One Preferred Stock at a price of $70, subject to adjustment. The Rights expire in August 2007 and are exercisable only if an individual or group has acquired or obtained the right to acquire or has announced a tender or exchange offer that if consummated would result in such individual or group acquiring beneficial ownership of 15% or more of the common stock. Such percentage may be lowered at the Board’s discretion. If the Rights become exercisable, the holders (other than the individual or group who triggered the exercisability) may be entitled to receive upon exercise shares of our common stock having a market value of two times the exercise price of the Rights, or the number of shares of the acquiring company which have a market value of two times the exercise price of the Rights. Once the Rights have become exercisable, and prior to acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than the Rights owned by the individual or group who triggered the exercisability), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of preferred stock) per Right. The Rights separate from the common stock if they become exercisable. Until that time, they will be transferred with and only with the common stock. We are entitled to redeem the Rights in whole for $0.01 per Right under certain circumstances.

Delaware Law and Certain Charter Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within the prior three years did own) 15% or more of the corporation’s voting stock. In the future we may elect not to be governed by Section 203 by means of an amendment to our Restated Certificate of Incorporation or By-laws that has been approved by stockholders holding a majority of our outstanding voting securities.

Our Restated Certificate of Incorporation provides that a merger, consolidation or sale of all or substantially all of our assets or any sale by us of our securities having a fair market value of at least $250,000 requires the approval of the holders of at least 75% of the outstanding shares of our common stock and 50% of any outstanding shares of our Series A Convertible Preferred Stock (so long as the holders of the Series A shares have the right to elect a majority of the

Board of Directors), unless the transaction is approved by the Board of Directors and provided that, if the transaction is with a person which owns at the time five percent or more of the outstanding shares of common stock, a majority of the members of the Board of Directors voting for the approval of the transaction have been duly elected and acting members of the Board of Directors prior to the time such person became the holder of five percent or more of outstanding shares of common stock.

Our Board of Directors believes that the provisions described above and the Shareholders Rights Plan will help assure that all of our stockholders will be treated similarly if certain kinds of business combinations are proposed. However, they also may have the effect of deterring a hostile takeover or delaying or preventing changes in our control or management, and may make it more difficult to accomplish certain transactions that are opposed by the incumbent Board of Directors and that could be beneficial to stockholders.

Item 7. Financial Statement, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements. The financial statements required to be included in this report will be filed by amendment as soon as practicable, but in any event not later than October 18, 2003.

(b)  Pro Forma Financial Information. The pro forma financial information required to be included in this report will be filed by amendment as soon as practicable, but in any event not later than October 18, 2003.

(c)  Exhibits.

10.1	Asset Purchase Agreement by and between Nabi Biopharmaceuticals and Braintree Laboratories, Inc. dated as of June 23, 2003.*

*	Incorporated by reference to Nabi Biopharmaceuticals’ Quarterly Report on Form 10-Q for the quarter ended June 28, 2003.

Nabi Biopharmaceuticals

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nabi Biopharmaceuticals

Date: August 15, 2003	By: /s/ Mark Smith

Mark L. Smith Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer and Treasurer

Exhibit Index

Exhibit

10.1	Asset Purchase Agreement by and between Nabi Biopharmaceuticals and Braintree Laboratories, Inc. dated as of June 23, 2003.*

*	Incorporated by reference to Nabi Biopharmaceuticals’ Quarterly Report on Form 10-Q for the quarter ended June 28, 2003.